Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

June 26, 2018

Simulations Plus Names Shawn O’Connor as CEO

Executive with relevant expertise in multiple industries succeeds retiring CEO Walt Woltosz, who remains chairman of the board

LANCASTER, CA, June 26, 2018 – Simulations Plus, Inc. (NASDAQ: SLP), the premier provider of simulation and modeling software and consulting services for all stages of pharmaceutical discovery and development, today announced that Shawn M. O’Connor will become its chief executive officer effective June 26, 2018.

Mr. O’Connor brings more than three decades of executive experience from multiple industries with companies ranging from start-ups to publicly traded companies and a proven track record for strategy definition, building strong organizations, optimizing revenue, profitability, and cash flow, and creating value for investors. He recently served as president, chief executive officer and a director of Entelos, a provider of unique quantitative systems pharmacology software and services to the pharmaceutical drug development market. Prior to Entelos, O’Connor served as chairman, president, and chief executive officer of Pharsight Corporation, a developer and marketer of software products and services that help pharmaceutical and biotechnology companies improve their decision-making in drug development and commercialization. In this role, he developed a software product strategy resulting in significant revenue, gross profit, and cash flow improvements, which resulted in a 20X increase in valuation. Mr. O’Connor earned a Bachelor of Science in business administration from the University of California at Berkeley and completed the Executive Education Program at Stanford University Graduate School of Business.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: “The subject of the succession plan for Simulations Plus has been a topic of increasing importance. While my health is excellent and I continue to enjoy the work, it’s clear that we owe it to our shareholders, employees, and customers to have a solid succession plan, and, personally, the opportunity to retire while I can still do things that require significant physical activity makes sense. Accordingly, we are pleased to announce that Mr. Shawn O’Connor has been selected as the second CEO of Simulations Plus. I first became acquainted with Shawn in 2009 when we considered acquiring the assets of Entelos. Shawn has had a distinguished career in the pharmaceutical software industry with public companies serving as CEO of Entelos and Pharsight Corporation and as CFO of Diasonics, Inc., all of which operate in a similar product and market space as Simulations Plus. I am confident in his unique qualifications to lead the Company toward further growth and profitability. I will remain engaged with the company to assist Shawn during the transition and thereafter as an outside director.”

“Over the past 22 years, Walt’s vision and leadership have been the driving forces behind Simulations Plus becoming one of the most significant companies delivering innovative drug discovery and development software, clinical pharmacological consulting, and quantitative systems pharmacology models to drug developers,” stated Shawn O’Connor. “He has built a company committed to delivering for its customers, employees, and shareholders. I believe the opportunity that lies ahead for Simulations Plus is enormous, and I am honored and eager to be leading the company going forward. I have devoted the last 15+ years of my career to the development of in silico modeling for use in drug development and personalized medicine applications to impact patient outcomes positively and reduce health care costs, and I have never been as optimistic as now that the benefits of these efforts are being achieved at an accelerated pace and are poised for significant growth.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions and quantitative systems pharmacology/toxicology models for drug-induced liver injury and nonalcoholic fatty liver disease. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical, biotechnology, and chemical agents. Our software is licensed to and used in the conduct of research by major pharmaceutical, biotechnology, chemical, consumer goods companies, and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, artificial intelligence, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for molecular property prediction from structure and physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission.

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